AMENDMENT NO. 3 TO PURCHASE AND SALE AGREEMENT

This AMENDMENT NO. 3 TO PURCHASE AND SALE AGREEMENT (this “Third Amendment”) dated as of January 31, 2008, is by and among ASC Signal Corporation, a corporation incorporated under the laws of Delaware (the “Purchaser”), Andrew Corporation, a Delaware corporation (“Andrew”), and Andrew Canada Inc., Andrew Limited, Andrew Holdings (Germany) GmbH, (each a “Seller”, and collectively with Andrew, the “Sellers”).  Purchaser and Sellers may be referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties have previously entered into that certain Purchase and Sale Agreement (the “Original Agreement”), made as of November 5, 2007;

WHEREAS, the Parties have previously entered into that certain Amendment No. 1 to Purchase and Sale Agreement, made as of December 20, 2007, and that certain Amendment No. 2 to Purchase and Sale Agreement, made as of December 28, 2007, in each case amending the Original Agreement; and

WHEREAS, the Parties desire to further amend the Original Agreement, as permitted by Section 13.2 thereof;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants set forth herein, the Parties agree as follows:

1.	Amendment to Section 1.1. Section 1.1 of the Original Agreement is hereby amended and restated to include or amend and restate, as the case may be, the following definitions:

“Actual Accrued Vacation Payment” shall have the meaning set forth in Section 11.8.

“Andrew China” shall have the meaning set forth in Section 6.24.

“Australian Margin” shall have the meaning set forth in Section 6.21(b).

“Brazilian Customers” shall mean Star One, Globo Comunicacao e Participacoes and Siemens and any other customer doing business in Brazil, in each case solely with respect to the Business.

“Brazilian Margin” shall have the meaning set forth in Section 6.22(b).

“Brazilian Purchase Orders” shall have the meaning set forth in Section 6.22(a).

“Broadcast Australia” shall have the meaning set forth in Section 6.21(a).

“Broadcast Australia Purchase Orders” shall have the meaning set forth in Section 6.21(a).

“Chinese Assets” shall have the meaning set forth in Section 6.24.

“Deferred Transaction Assets” is amended to include the phrase “and excluding any reserves taken against Inventory that are related to the sale of the Business” immediately after “Calculation Principles” in subsection (ii) of this definition.

“Employee Wages” shall have the meaning set forth in Section 6.26.

“ESA Agreement” shall mean the Purchase Agreement between Andrew and Purchaser for the supply by Andrew to Purchaser of earth station antennas and accessories.

“Estimated Accrued Vacation Payment” shall have the meaning set forth in Section 11.8.

“Final Deferred Inventory Value” shall replace the term “Final Deferred Asset Value”.

“Hwadar” shall have the meaning set forth in Section 6.24.

“Initial Deferred Inventory Value” shall replace the term “Initial Deferred Asset Value”.

“Lathe Operational Actions” shall have the meaning set forth in Section 6.17.

“Net Inventory Amount” shall mean the aggregate value (excluding any reserves taken against Inventory that are related to the sale of the Business) of the Inventory, including the Reserved Inventory, as of the Closing Date, net of reserves, in each case as determined in accordance with the Calculation Principles.

“Other Letters of Credit” shall mean those certain letters of credit set forth on Schedule 4.12 (k), Items1, 2, 4 and 5.

“Purchaser SAP System” shall have the meaning set forth in Section 6.26.

“Reserved Inventory” shall mean the Inventory set forth on Schedule 2.5(s) under the subsection Reserved Inventory listed by item and location that (i) is retained by the Sellers post-Closing and not transferred to the Purchaser pursuant to the terms of this Agreement; and (ii) shall be included for purposes of calculating the Net Inventory Amount; provided, however, that notwithstanding the foregoing, in no event shall the inclusion of any items set forth on Schedule 2.5(s) that do not constitute Inventory be included for purposes of calculating the Net Inventory Amount.

“SAP Delivery Period” shall have the meaning set forth in Section 6.26.

“Shin” shall have the meaning set forth in Section 6.25.

“Shin Letter of Credit” shall have the meaning set forth in Section 6.25.

“Targeted Completion Date” shall have the meaning set forth in Section 6.17.

“Work Stoppage Day” shall have the meaning set forth in Section 6.26.

2.	Amendment to Section 3.1(e). Section 3.1(e) of the Original Agreement is hereby amended and restated as follows:

On the Deferred Transaction Date, the Purchaser shall issue to Andrew the Second Seller Promissory Note in exchange for the Deferred Transaction Assets, which such assets shall be usable in the ordinary course; provided, however, that (i) if the value of the Inventory, excluding any reserves taken against Inventory that are related to the sale of the Business, that is part of the Deferred Transaction Assets transferred to Purchaser on the Deferred Transaction Date, as calculated consistent with the Calculation Principles (the “Final Deferred Inventory Value”), is less than the value of the Inventory located at the Reynosa, Mexico facility (such value to exclude any reserves taken against Inventory that are related to the sale of the Business) as reflected in the Closing Statement as finally determined in accordance with Section 3.2 (the “Initial Deferred Inventory Value”), then Andrew shall pay Purchaser an amount in cash equal to such deficiency; and (ii) if the Final Deferred Inventory Value is greater than the Initial Deferred Inventory Value, then, in addition to the Second Seller Promissory Note, the Purchaser shall pay Andrew an amount in cash equal to the value of the Inventory attributable to such excess as such value is determined in accordance with the terms of the ESA Agreement; provided, however, that Andrew shall use its reasonable best efforts to cause the Final Deferred Inventory Value not to exceed the Initial Deferred Inventory Value, except to the extent such excess is a result of performing its obligations in the ordinary course or instructions made by or received from the Purchaser pursuant to the ESA Agreement.  Between the Closing Date and the Deferred Transaction Date, Andrew shall keep the Purchaser apprised of the value of the Deferred Transaction Assets (estimated in a manner consistent with the Calculation Principles and excluding any reserves taken against Inventory that are related to the sale of the Business) as often as reasonably practicable, but in no event less than on a monthly basis.  To the extent that there is a dispute with the calculation of the Final Deferred Inventory Value, then the parties shall follow the procedures outlined in Section 3.2(c).

3.
Amendment to Section 3.2(a).  Section 3.2(a) of the Original Agreement is hereby amended and restated to insert “and shall exclude any reserves taken against Inventory made that are related to the sale of the Business” immediately after “Calculation Principles” in the last sentence of this Section.

4.	Amendments to Section 3.4.

(a)            Section 3.4(a)(iii) of the Original Agreement is hereby amended and restated as follows:

(iii)          For the purposes of calculating Cumulative EBITDA, the Parties hereby agree that EBITDA shall:

(A)
not include the appropriate financial items for any Person or business unit of a Person (including product lines), that has been directly or indirectly acquired by the Purchaser or Skyware during such relevant period; providedhowever, if such Person or business unit of a Person (including product lines), so acquired manufactures or sells products that would be reasonably expected to result in a material reduction of Cumulative EBITDA to be derived from the manufacture and sale of products manufactured and sold by the Business as it is conducted by the Sellers and Skyware immediately prior to Closing (the “Existing Products”) that would not have occurred but for such acquisition, and the aggregate amount of the trailing twelve month EBITDA (the “TTM EBITDA”) derived from the manufacture and sale of the applicable Existing Products was an amount greater than zero, the EBITDA Target Amount shall be (1) decreased by an amount equal to:  (x) the aggregate amount of the TTM EBITDA derived from such applicable Existing Products multiplied by (y) a fraction, the numerator of which is the number of months that remain in the Earnout Period at the time of such acquisition and the denominator of which is twelve (12), and (2) increased by an amount equal to the lesser of (x) the amount by which the EBITDA Target Amount was decreased in accordance with Section 3.4(a)(iii)(A)(1) above or (y) the amount of actual EBITDA derived from the manufacture and sale of the applicable Existing Product after such acquisition;

(B)
not include the appropriate financial items for any Person or business unit of a Person (including product lines), that Purchaser or Skyware has ceased to operate, or that has been directly or indirectly disposed of by Purchaser or Skyware, in each case for the period beginning on the date of such cessation or disposition and ending at the end of the Earnout Period; provided however, if the Person or business unit of a Person (including product lines), so ceased or disposed of had a positive impact on EBITDA as determined by review of its TTM EBITDA prior to such cessation or disposition, the EBITDA Target Amount shall be decreased by an amount equal to: (x) the aggregate amount of the TTM EBITDA derived from such Person or business unit of a Person (including product lines), multiplied by (y) a fraction, the numerator of which is the number of months that remain in the Earnout Period at the time of the cessation or disposition and the denominator of which is twelve (12); and

(C)
not include the recognition of that portion of any income attributable to the sale of any Inventory to the extent that such portion of any income resulted from such Inventory being accounted for on the balance sheet of Purchaser immediately after Closing in an amount less than the amount such Inventory was accounted for on the balance sheet of Andrew immediately prior to Closing.

(b)            The Original Agreement is hereby amended and restated to include the following Section 3.4(e) and the end of Section 3.4:

Allocation of the Earnout Payment.  For purposes of the allocation contemplated in Section 3.3 of this Agreement, any Earnout Payment made by the Purchaser to Sellers shall be allocated among the parties as if the total amount of such Earnout Payment was paid to Andrew Corporation by ASC Signal Corporation.

5.	Amendment to Section 4.11. The Original Agreement is hereby amended and restated to insert the following sentence at the end of Section 4.11:

For purposes of this Section 4.11 only, Andrew AG shall be deemed to be a Seller.

6.
Amendment to Section 6.3(b).  Section 6.3(b) of the Original Agreement is hereby amended and restated to delete “Governmental Required Consents” from this Section and replace such term with “Consents of Governmental Authorities.”

7.	Amendments to Section 6.11.

(a)            Section 6.11(a) of the Original Agreement is hereby amended and restated to include the phrase “Except as provided in Section 6.21 and Section 6.22,” at the very beginning of Section 6.11(a).

(b)           The last paragraph of Section 6.11 of the Original Agreement is hereby amended and restated as follows:

Notwithstanding anything to the contrary, Section 6.11(a) shall not apply to (i) PCT International, Inc. or its Subsidiaries; (ii) any Minor Competing Business, so long as Seller and its Affiliates have complied with the terms of Section 6.11(c) hereof with respect to such Minor Competing Business; provided that Section 6.11 shall apply to any acquisition made by such Minor Competing Business; and (iii) any Contract under which Sellers manufacture products on behalf of, or supply products to, Purchaser or any of its Affiliates, including, without limitation, the (x) Purchase Agreement, dated January 31, 2008, between Andrew Corporation and ASC Signal Corporation for the supply of earth station antennas and accessories, (y) Purchase Agreement, dated January 31, 2008, between Andrew Corporation and ASC Signal Corporation for the supply of Andrew steel products and accessories and (z) Purchase Agreement, dated January 31, 2008, between Andrew Corporation and ASC Signal Corporation for the supply of precision antennas and spares.

8.	Amendment of Section 6.14. Section 6.14 of the Original Agreement is hereby amended and restated as follows:

Upon the expiration or termination of the ESA Agreement (such date, the “Deferred Transaction Date”), each Seller shall sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase and acquire from such Seller, and take assignment and delivery from such Seller of, all of such Seller’s right, title and interest in and to the Deferred Transaction Assets, free and clear of all Liens (other than Permitted Liens) in exchange for the payment provided in Section 3.1(e) hereof.

9.	Amendment to Section 6.15. Section 6.15 of the Original Agreement is hereby amended and restated as follows:

With respect to any of the Transferred Intellectual Property that is or should have been listed on Schedule 1.1H or Schedule 1.1K and, as of the date hereof, appears on any public records as being owned by any Person other than Andrew, Andrew shall promptly record in such public record(s) evidence, in a form reasonably satisfactory to Purchaser, of Andrew’s ownership of all right, title and interest therein free and clear of all Liens.  Andrew shall use reasonable best efforts to complete such recording activities before the Closing; provided, however, that without waiving any rights of the Purchaser arising herein, in the event Andrew does not, for any reason, complete such recording activities before the Closing, Andrew shall be responsible for any related fees and expenses necessary to complete such recording activities after the Closing.

10.	Amendment to Section 6.17. Section 6.17 of the Original Agreement is hereby amended and restated as follows:

At a time following the Closing reasonably agreed to in good faith by Purchaser and Andrew, Purchaser shall inspect the spin lathe transferred to the Purchaser and located at Sellers’ Brownsville, Texas facility and related assorted equipment located at Sellers’ other facilities (collectively, the “Brownsville Spin Lathe”) to determine whether such equipment is in good working order and possesses the same production capabilities (including quality and quantity) with respect to products currently produced for the Business as currently possessed by the spin lathe located in Reynosa, Mexico (the “Reynosa Spin Lathe”).  In the event that the Brownsville Spin Lathe is not in good working order or is missing any component parts or equipment, Sellers shall reimburse Purchaser for the costs to repair the Brownsville Spin Lathe or purchase such missing component parts or equipment, to the extent such costs exceed $10,000 (except with respect to any costs related to missing parts).  In the event that the Brownsville Spin Lathe does not possess the production capabilities (including quality and quantity) with respect to products currently produced for the Business as currently possessed by the Reynosa Spin Lathe, Sellers, at their discretion, shall either (i) make such capital expenditures to the Brownsville Spin Lathe (including the purchase of additional equipment) to conform the Brownsville Spin Lathe to substantially the same production capabilities (including quality and quantity) relating to products produced for the Business as the Reynosa Spin Lathe; or (ii) replace the Brownsville Spin Lathe with a spin lathe in good working order that is capable of producing products currently produced by the Business in substantially the same quantity and quality produced by the Reynosa Spin Lathe for the Business (collectively, the “Lathe Operational Actions”), until such time as Sellers have fulfilled the Lathe Operational Actions, Sellers shall provide to Purchaser at the cost incurred by Sellers to produce, product of the same quality and quantity as currently produced for the Business by the Reynosa Spin Lathe; provided, further, that notwithstanding the foregoing, in the event that the Lathe Operational Actions are not completed within 90 days from Closing Date (the “Targeted Completion Date”), Sellers shall, at the election of the Purchaser, continue to provide such products on the terms set forth above until such date that is the one year anniversary of the Closing Date, plus the number of days past the Targeted Completion Date on which the Lathe Operational Actions were completed.  Purchaser shall use reasonable best efforts to facilitate Sellers’ delivery and installation of a spin lathe consistent with the terms of this Section 6.17 by the Targeted Completion Date, including allowing Sellers reasonable access to Purchaser’s facilities.

11.	Addition of Section 6.21 to Original Agreement. The Original Agreement is hereby amended and restated to insert the following Section 6.21 at the end of Article VI:

6.21         Open Broadcast Australia Purchase Orders.

(a)
From and after Closing, Sellers shall continue to perform under the Andrew sales orders numbered 1668247 and 1671173 (the “Broadcast Australia Purchase Orders”) with Broadcast Australia Party Ltd. (“Broadcast Australia”) and shall provide the products and services to Broadcast Australia pursuant to the terms thereof; provided, however, that, except for Sellers’ fraud, gross negligence or willful misconduct, the Purchaser shall assume and shall agree to pay, as Assumed Obligations hereunder, any and all obligations and liabilities arising with respect to the products or services provided under the Broadcast Australia Purchase Orders, whether sold or provided prior to or after the Closing, and whether arising under warranty, contract, equity, tort, strict liability, product liability, statute or otherwise, including all obligations and liabilities arising with respect to any pending recalls of products that have been sold pursuant to such Broadcast Australia Purchase Orders.  Any Inventory related to or required for the fulfillment of the Broadcast Australia Purchase Orders shall be retained by Sellers following Closing and such Inventory shall not be transferred to the Purchaser pursuant to the terms of this Agreement; provided, however, that such retained Inventory shall be included for purposes of calculating the Net Inventory Amount pursuant to Section 3.2 hereof.  Sellers and Purchaser agree that any Australian Margin collected by Sellers on account of the post-Closing sale of products and services under the Broadcast Australia Purchase Orders shall be allocated between the Sellers and Purchaser such that 1/3 of such Australian Margin shall be retained by the Sellers and 2/3 of such Australian Margin shall be paid to the Purchaser.  The Parties acknowledge and agree that the provisions of Section 6.11 hereof shall not apply to the Sellers’ performance of the Broadcast Australia Purchase Orders.

(b)
For purposes of this Section 6.21, “Australian Margin” shall apply only to products and services invoiced after the Closing and shall be equal to (i) all cash collected by Sellers from Broadcast Australia under the Broadcast Australia Purchase Orders, less (ii) the Sellers’ cost of goods sold under such Broadcast Australia Purchase Orders (which calculation will be consistent with the manner by which cost of goods sold historically has been calculated by the Sellers for sales of goods of these sort), plus (iii) the net book value of Reserved Inventory on hand at Closing used by Sellers to satisfy such Broadcast Australia Purchase Orders.

(c)
Except for the Broadcast Australia Purchase Orders, any products or services due under any other purchase orders issued after the Closing with Broadcast Australia relating to the Business shall be the sole obligation of Purchaser and such purchase orders shall be fulfilled by the Purchaser in accordance with the terms thereof.

12.	Addition of Section 6.22 to Original Agreement. The Original Agreement is hereby amended and restated to insert the following Section 6.22 at the end of Article VI:

6.22         Brazilian Purchase Orders.

(a)
From and after Closing, Sellers shall perform under the Andrew sales orders numbered 1704175, 1727452, 1727360 and 1727362 with certain Brazilian Customers (collectively, the “Brazilian Purchase Orders”) and shall provide the products and services to the Brazilian Customers pursuant to the respective terms thereof; provided, however, that, except for Sellers’ fraud, gross negligence or willful misconduct, the Purchaser shall assume and shall agree to pay, as Assumed Obligations or otherwise, any and all obligations and liabilities arising with respect to the products or services provided under the Brazilian Purchase Orders, whether sold or provided prior to or after the Closing, and whether arising under warranty, contract, equity, tort, strict liability, product liability, statute or otherwise, including all obligations and liabilities arising with respect to any pending recalls of products that have been sold pursuant to such Brazilian Purchase Orders.  Any Inventory related to or required for the fulfillment of the Brazilian Purchase Orders shall be retained by Sellers following Closing and such Inventory shall not be transferred to the Purchaser pursuant to the terms of this Agreement; provided, however, that such retained Inventory shall be included for purposes of calculating the Net Inventory Amount pursuant to Section 3.2 hereof.  Sellers and Purchaser agree that any Brazilian Margin collected by Sellers on account of the post-Closing sale of products and services under the Brazilian Purchase Orders shall be allocated between the Sellers and Purchaser such that 1/3 of such Brazilian Margin shall be retained by the Sellers and 2/3 of such Brazilian Margin shall be paid to the Purchaser.  The Parties acknowledge and agree that the provisions of Section 6.11 hereof shall not apply to the Sellers’ performance of the Brazilian Purchase Orders.

(b)
For purposes of this Section 6.22, “Brazilian Margin” shall apply only to products and services invoiced after the Closing and shall be equal to (i) all cash collected by Sellers from the Brazilian Customers under the Brazilian Purchase Orders, less (ii) the Sellers’ cost of goods sold under such Brazilian Purchase Orders (which calculation will be consistent with the manner by which cost of goods sold historically has been calculated by the Sellers for sales of goods of these sort), plus (iii) the net book value of Reserved Inventory on hand at Closing used by Sellers to satisfy such Brazilian Purchase Orders.

(c)
Except for the Brazilian Purchase Orders, any products or services due under any other purchase orders issued after the Closing to Brazilian Customers relating to the Business shall be the sole obligation of Purchaser and such purchase orders shall be fulfilled by the Purchaser in accordance with the terms thereof.

13.	Addition of Section 6.23 to Original Agreement. The Original Agreement is hereby amended and restated to insert the following Section 6.23 at the end of Article VI:

6.23         Transfer of Anatel Certifications of Conformity.  Subject to all necessary approvals (governmental or otherwise) required for the transfer of and assignment of the Anatel Certifications of Conformity, when requested by Purchaser, provided that such request shall be made within 90 days after the Closing or such other time as mutually agreed to by both Purchaser and Sellers, Andrew shall assign and transfer to Purchaser or its designee, and the Purchaser or such designee shall take assignment of, all of Andrew’s right, title and interest in and to the Anatel Certifications of Conformity set forth on Schedule 6.23.  Any costs or expenses incurred in the transfer of and assignment of the Anatel Certifications of Conformity to Purchaser or its designee as provided herein shall be paid by the Purchaser.

14.	Addition of Section 6.24 to Original Agreement. The Original Agreement is hereby amended and restated to insert the following Section 6.24 at the end of Article VI:

6.24.        Transfer of Certain Chinese Assets.  Upon the request of the Purchaser, as soon as practicable after the Closing Date, the Sellers and their Affiliates shall reasonably assist the Purchaser, at Purchaser’s cost and expense (other than any legal expenses incurred by Sellers relating to subsection (i) below), in (i) entering into an assignment agreement by and among Andrew Telecommunications (China) Co. (“Andrew China”), Hwadar SMC & Communication Products Co. Ltd. (“Hwadar”) and the Purchaser or its designee, whereby Andrew China assigns its interest in any Assets located in the People’s Republic of China (the “Chinese Assets”) to Purchaser or its designee, (ii) completing a new export processing contract with Hwadar related to the Chinese Assets, and (iii) making any regulatory filings with any Governmental Authority in the People’s Republic of China related to the Chinese Assets.

15.	Addition of Section 6.25 to the Original Agreement. The Original Agreement is hereby amended and restated to insert the following Section 6.25 at the end of Article VI:

6.25         Shin Letter of Credit.  From and after the Closing Date, in the event that Shin Satellite Public Co. Ltd. (“Shin”) requests that the Sellers allow Shin to reduce the face amount of that certain letter of credit issued on behalf of Shin in favor of Sellers or their Affiliates (the “Shin Letter of Credit”) to an amount not less than the amount of Accounts Receivable owed by Shin to Sellers or their Affiliates, Sellers shall agree to such request and shall execute such documents as are provided to Sellers and reasonably necessary to allow for such reduction.  Further, upon the written request of Purchaser, Sellers and their Affiliates shall use their reasonable best efforts to (i) assign the Other Letters of Credit to Purchaser or its designee, (ii) replace the beneficiary under such Other Letters of Credit with Purchaser or its designee, or (iii) cancel or terminate the Other Letters of Credit, in each case to the extent (A) such action has been negotiated and agreed to between Purchaser and the applicable counterparty to which the applicable Other Letter of Credit applies, (B) permitted by the Other Letters of Credit or under applicable law and (C) at Purchaser’s expense.

16.	Addition of Section 6.26 to the Original Agreement. The Original Agreement is hereby amended and restated to insert the following Section 6.26 at the end of Article VI:

6.26         Purchaser SAP System.

(a)
As promptly as practicable after the date hereof, Seller shall use reasonable best efforts to create a SAP accounting and information system (the “Purchaser SAP System”) for use by the Purchaser and its Affiliates in the operation of the Business after the Closing Date.  The Purchaser SAP System shall be based upon that portion of the current SAP accounting and information system used by the Sellers in connection with the operation of the Business.  The parties hereby acknowledge that the establishment of the Purchaser SAP System shall not be completed by Seller until after the Closing.

(b)
From the Business Day immediately following the Closing until the date on which the Purchaser SAP System is delivered by Sellers to Purchaser in accordance with this Section 6.26 (the “SAP Delivery Period”), if Purchaser or its Affiliates are unable to operate the Business in all material respects for the majority of any Business Day (as measured from 8:00 a.m. to 5 p.m. EST) as a direct result of Sellers’ failure to deliver the Purchaser SAP System in good working order (a “Work Stoppage Day”), the parties hereby agree that Purchaser or its Affiliates, as applicable, shall be reimbursed or credited by Sellers or its Affiliates with respect to employee wages (and other payments, if any, required to be made to Governmental Authorities by the payer of wages that are attributable to such wages) (the “Employee Wages”) incurred by the Purchaser or its Affiliates with respect to any Transferred US Employee, Transferred Canadian Employee, Transferred UK Employee or Skyware Employee for such Work Stoppage Day, as follows: (i) 100% of Employee Wages for the first Work Stoppage Day following Closing; (ii) 25% of Employee Wages for the second Work Stoppage Day following Closing; (iii) 50% of Employee Wages for the third Work Stoppage Day following Closing; (iv) 75% of Employee Wages for the fourth Work Stoppage Day following Closing; and (v) 100% of Employee Wages for the fifth Work Stoppage Day following Closing and each Work Stoppage Day thereafter until the Purchaser SAP System is delivered by Sellers to Purchaser in good working order in all material respects.  The parties hereby agree to settle any such undisputed reimbursements or credits, in each case as more specifically set forth above, as a credit against amounts due and owing by Purchaser for Transition Services (as such term is defined in the Transition Services Agreement) provided by Sellers to Purchaser or its Affiliates.  For purposes of this Section 6.26, except for the first Work Stoppage Day immediately following the Closing Date, the Purchaser shall use reasonable best efforts to operate the Business on each Business Day during the SAP Delivery Period even if the Purchaser SAP System is not fully available or fully functioning on such Business Day.  The parties further acknowledge and agree that beginning on the second Business Day after Closing, Sellers or its Affiliates will begin to charge Purchaser or its Affiliates for any fees or expenses relating to Transition Services rendered to the Purchaser or its Affiliates.  For the avoidance of doubt, the foregoing obligations of Sellers or its Affiliates, including any reimbursements or credits to Purchaser or its Affiliates on account of Employee Wages, shall terminate upon the delivery by the Sellers to the Purchaser of the Purchaser SAP System in good working order in all material respects.

17.	Amendment to Section 11.1(c). Section 11.1(c) of the Original Agreement is hereby amended and restated as follows:

Offers of Employment to Current Other Employees. The Purchaser shall offer employment to each Current Other Employee, other than the Current Other Employee listed on Schedule 11.1(c)(i). Such offers of employment shall be on terms and conditions substantially similar to the terms and conditions (including geographic work location) on which such employees are employed by the Sellers or their Affiliates, as applicable, on the Closing Date. Without limiting the foregoing, the Purchaser’s offers of employment shall be at substantially the same position and level of compensation and benefits as applied to such employees immediately prior to the Closing, shall also be subject to the terms and conditions of this Article XI with respect to Current Other Employees and shall in any event comply with applicable Law. Such offers of employment shall be effective as of a date to be mutually agreed upon by the Sellers and the Purchaser, but in no event later than 60 days after the Closing Date; provided, however, that with respect to the Current Other Employees listed on Schedule 11.1(c)(ii), such offers of employment shall be effective no later than 120 days after the Closing Date (any such date, the “Other Employees’ Transfer Date”).  Each such Current Other Employee who accepts the Purchaser’s offer of employment shall become an employee of the Purchaser and its Affiliates as of the Other Employees’ Transfer Date and shall, from and after such date, be a “Transferred Other Employee,” and the Purchaser shall assume, bear and discharge all employment liabilities with respect to such Transferred Other Employee from and after such date.  Notwithstanding the foregoing, the Purchaser will be under no obligation to continue to employ any Transferred Other Employee for any period of time; provided, however, that the Purchaser shall satisfy the severance obligations described in Section 11.13.

18.	Addition of Section 6.27 to the Original Agreement. The Original Agreement is hereby amended and restated to insert the following Section 6.27 at the end of Article VI:

6.27         Garner Landlord Waiver.  As soon as practicable after the Closing Date, upon the written request of Purchaser, Sellers and their Affiliates shall execute and deliver to Purchaser a landlord waiver agreement, in a form reasonably acceptable to PNC Bank, N.A. and customary for transactions of this type, with respect to the Garner Property.

19.	Amendment to Section 11.8. Section 11.8 of the Original Agreement is hereby amended and restated as follows:

11.8         Vacation for Transferred Canadian Employees. Subject to this Section 11.8, with respect to any accrued but unused paid vacation time and/or unpaid vacation pay (as applicable) to which any Transferred Canadian Employee is entitled as of the Closing Date pursuant to applicable Law or the vacation policy of the Sellers and their Affiliates applicable to such Transferred Canadian Employee immediately prior to the Closing Date (the “Canadian Vacation Policy”), the Sellers and their Affiliates shall pay to the Purchaser (by way of a reduction to the Cash Payment) an amount equal to $439,048 at Closing, which amount shall equal the Sellers’ good faith estimate of the total wages (and total payments, if any, required to be made to Governmental Authorities by the payer of wages that are attributable to such wages) relating to such unused vacation time and/or unused vacation pay (as applicable) (the “Estimated Accrued Vacation Payment”).  Within thirty (30) days after the Closing, Purchaser shall provide Andrew with a statement setting forth the Purchaser’s good faith determination of the total amount of wages (and total payments, if any, required to be made to Governmental Authorities by the payer of wages that are attributable to such wages) attributable to accrued but unused paid vacation time and/or unpaid vacation pay (as applicable) to which any Transferred Canadian Employee was actually entitled as of the Closing Date pursuant to applicable Law or the Canadian Vacation Policy (the “Actual Accrued Vacation Payment”), together with reasonable supporting documentation.  In the event that Andrew agrees with Purchaser’s determination of the Actual Accrued Vacation Payment, then (i) to the extent that the Estimated Accrued Vacation Payment exceeds the amount of the Actual Accrued Vacation Payment, the Purchaser shall reimburse such excess to the Sellers within five (5) Business Days of Andrew’s agreement regarding the amount of the Actual Accrued Vacation Payment, or (ii) to the extent that the Actual Accrued Vacation Payment exceeds the amount of the Estimated Accrued Vacation Payment, Andrew shall pay the amount of such excess in cash to Purchaser within five (5) Business Days of Andrew’s agreement regarding the amount of the Actual Accrued Vacation Payment.  In the event that Andrew disagrees with Purchaser’s determination of the amount of the Actual Accrued Vacation Payment, Andrew and Purchaser shall work together in good faith to resolve such disagreement, and Purchaser shall provide Andrew with reasonable access to the books and records of Purchaser and its Affiliates relevant to the determination of the Actual Accrued Vacation Payment.  If the parties are unable to resolve any such disagreement within thirty (30) days, the parties shall resolve such disagreement in a manner consistent with the procedures established to resolve adjustments in the Purchase Price as set forth in Section 3.2(c) hereof.  The Purchaser covenants that it will pay vacation pay to the Transferred Canadian Employees in a cumulative amount not less than the Actual Accrued Vacation Payment either at the times of their vacations or upon termination of employment, or otherwise as required or permitted by Law (such as by agreement between employer and employee).  For greater clarity, no part of the Estimated Accrued Vacation Payment or the Actual Accrued Vacation Payment will be used by the Purchaser to satisfy its obligations to Transferred Canadian Employees in respect of vacation time or vacation pay earned by Transferred Canadian Employees after the Closing Date.  The Purchaser’s offers of employment to Current Canadian Employees as described in Section 11.1(b) shall provide such employees with the opportunity to elect (in a manner that complies with Section 36(4) of the Ontario Employment Standards Act, 2000) to receive from the Purchaser a lump sum payment of the employee’s portion of the Actual Accrued Vacation Payment no later than thirty (30) days after the Closing Date.  Upon the Seller’s request, the Purchaser shall promptly disclose to the Sellers each Current Canadian Employee’s election and, no later than thirty (30) days after the Closing Date, the Purchaser shall make to each Transferred Canadian Employee who elects to receive such Actual Accrued Vacation Payment early in accordance with the election provided by the Purchaser a lump sum payment equal to such employee’s portion of the Actual Accrued Vacation Payment.  To the extent the Purchaser fails to make payment, on or before thirty (30) days after the Closing Date, to any such electing Transferred Canadian Employee of the employee’s portion of the Actual Accrued Vacation Payment and Andrew makes such payment to such employee, the Purchaser shall reimburse Andrew dollar-for-dollar for the amount of payments Andrew makes in accordance with this Section 11.8.

20.	Amendment to Section 13.6. Section 13.6 of the Original Agreement is hereby amended and restated as follows:

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that, except with the written consent of the other parties, no assignment of this Agreement or any rights or obligations hereunder, by operation of law or otherwise, may be made by any party, other than to an Affiliate or lender of such party (but no such assignment shall relieve the assigning party of its obligations hereunder).  Without diminishing the foregoing, (i) in the event that any Seller (directly or indirectly) enters into a sale, lease, pledge or disposal of all or substantially all of its respective assets, or the sale of all or substantially all of its respective capital stock or other equity securities, or enters into a merger, consolidation or other acquisition with any other party, or any transaction similar to the foregoing in format or purpose, such Seller shall require as a condition to the consummation of such transaction, the other party’s written agreement to be liable for such Seller’s obligations hereunder (including such Seller’s joint and several liability under Article XII herein), and (ii) the Purchaser may designate the Parent or any Person that is a wholly-owned subsidiary of the Parent as a designee for purposes of receiving title to the Transferred Shares, the Assets or any portion of the Assets.

21.
Effect of Amendment; Entire Agreement.  Except as and to the extent expressly modified by this Third Amendment or by previous amendments, the Original Agreement shall remain in full force and effect in all respects.  The Original Agreement, as amended, contains the entire agreement of the Parties on the subject matter of the Original Agreement and neither Purchaser nor Sellers shall have any rights or obligations to each other except as explicitly provided for in the Original Agreement, as amended.  Each reference to “hereof,” “herein,” “hereby,” and “this Third Agreement” in the Original Agreement shall from and after the date hereof refer to the Original Agreement, as amended.  Notwithstanding anything to the contrary herein, the date of the Original Agreement, as amended hereby, shall in all instances remain as November 5, 2007, and references in the Original Agreement to “the date first above written,” “the date of this Agreement,” and similar references shall continue to refer to November 5, 2007.

22.
Miscellaneous.  The construction, interpretation, and performance of this Third Amendment shall be governed by the internal laws of Illinois.  This Third Amendment may be executed in one or more counterparts, each of which independently shall share the same effect as if it were the original, and all of which taken together shall constitute one and the same Third Amendment.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have caused this Third Amendment to be executed as of the date first written above.

ASC SIGNAL CORPORATION

By:	/s/ Bassem A. Mansour
Name: Bassem A. Mansour
Title: President

ANDREW CORPORATION

By:	/s/ Frank B. Wyatt, II
Name: Frank B. Wyatt, II
Title: Senior Vice President, General Counsel and Secretary

ANDREW CANADA, INC.

By:	/s/ Jude Panetta
Name: Jude Panetta
Title: President

ANDREW LIMITED

By:	/s/ Mark Olson
Name: Mark Olson
Title: Chairman

ANDREW HOLDINGS (GERMANY) GMBH

By:	/s/ F. Willis Caruso, Jr.
Name: F. Willis Caruso, Jr.
Title: Managing Director